Exhibit 99.1

DiamondRock Hospitality Company
Corporate Headquarters
6903 Rockledge Drive
Bethesda, MD 20817
(240) 744-1150

NEWS

CONTACT:	Chris King
(240) 744-1150
info@drhc.com

DIAMONDROCK ANNOUNCES THE PROMOTION OF SEAN M. MAHONEY TO CHIEF FINANCIAL OFFICER EFFECTIVE SEPTEMBER 2008

BETHESDA, MD – August 13, 2008, DiamondRock Hospitality Company (NYSE:DRH) (“DiamondRock”) today announced that Sean M. Mahoney has been named Executive Vice President, Chief Financial Officer & Treasurer, effective September 1, 2008. Mr. Mahoney will fill the role opened by the promotion of Mark W. Brugger to Chief Executive Officer.

“Sean brings a level of energy and professionalism to the role of Chief Financial Officer that will allow him to be an extremely valuable member of the executive team at DiamondRock,” commented Mark W. Brugger.

Sean Mahoney has served as the Company’s Chief Accounting Officer and Corporate Controller since the formation of DiamondRock in 2004. Prior to joining DiamondRock, Mr. Mahoney was a senior manager with Ernst & Young LLP. During 2002 and 2003 Mr. Mahoney served as a Director in the Dublin, Ireland audit practice of KPMG. Prior to that time, Mr. Mahoney spent 8 years working in the audit practice of Arthur Andersen LLP, where he spent considerable time working with real estate and lodging companies such as Host Hotels & Resorts.

Mr. Mahoney is a member of the American Institute of Certified Public Accountants and is a C.P.A. Mr. Mahoney received a Bachelors of Science from Syracuse University.

Briony Quinn has been promoted to Vice President and Corporate Controller. Ms. Quinn joined DiamondRock in 2007 and has served as Assistant Controller. Prior to joining DiamondRock, Ms. Quinn was the Vice President of Finance and Accounting at MeriStar Hospitality Corporation. Ms. Quinn has a broad range of professional experience, including positions at Arthur Andersen LLP and Beers + Cutler.

Ms. Quinn is a C.P.A. and received her Bachelor of Science from Providence College.

DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of premium hotel properties. DiamondRock owns 20 hotels with approximately 9,600 guestrooms. For further information, please visit DiamondRock Hospitality Company’s website at www.drhc.com.